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                                   EXHIBIT 99

          "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION
                              REFORM ACT OF 1995


     Forward-looking statements made by or on behalf of the Company represent the Company's reasonable judgement on the future and are subject to risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others:

     DEPENDENCE ON PRINCIPAL PRODUCTS AND MARKET ACCEPTANCE. The Company currently derives most of its revenues from the sales of LoJack Units and related products to consumers, the licensing of its CarSearch Stolen Vehicle Recovery System to licensees in foreign countries, and the sale of products related to its CarSearch Vehicle Recovery System. The Company also derives a limited portion of its revenues from sales of conventional vehicle security devices. As a result, any factor adversely affecting sales of the Company's principal products would have a material adverse effect on the Company.

     In new markets, the Company's success is also heavily dependent upon consumer acceptance. There can be no assurance that the LoJack System will achieve widespread consumer acceptance in all of the Company's existing or future markets.

     EFFECT OF CHANGES IN ECONOMIC CONDITIONS AND NEW VEHICLE SALES. While the Company's products are installed in both new and used vehicles, the Company's sales levels are primarily affected by the level of sales of new vehicles. During periods of economic slowdown or recession, as fewer new vehicles are sold, it is possible that fewer LoJack Units may be installed. Because new car sales are most often a discretionary activity, prolonged periods of economic slowdown or recession could materially and adversely affect the Company's revenues. The Company could also be adversely affected by slowdowns in new vehicle production, such as those which may be caused by labor actions affecting the automobile industry.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success is heavily dependent upon its proprietary technology. The Company attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Nevertheless, there can be no assurance that the Company will be able to protect its technology from misappropriation or that competitors will not be able to be able to develop similar technology independently. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries.

     COMPETITION. Several competitors or potential competitors are marketing or have announced the development of stolen vehicle recovery products directly competitive with the LoJack System. To the knowledge of management, none is compatible with the LoJack System and none is proposed to be operated or actively monitored exclusively by law enforcement agencies as is the LoJack System.




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     LoJack markets the LoJack System as a stolen vehicle recovery device.
Management believes, however, that makers of auto theft prevention devices view the System as competitive, and, consequently, LoJack believes it faces competition from companies that sell auto theft prevention devices.

     Some of these competitors and potential entrants into the stolen vehicle recovery industry may have greater resources than LoJack. In addition, there can be no assurance that a competitor will not develop a system of theft detection or recovery, including other vehicle recovery systems that may or may not require government approvals, that would compete with or be superior to the LoJack System.

     GOVERNMENT REGULATION AND APPROVALS. The Company must obtain the approval of law enforcement agencies, as well as executive or legislative bodies, for implementation of the LoJack System before sales of LoJack Units can commence in a given domestic jurisdiction. The approval process may be time consuming and costly and is subject to considerations generally affecting the process of governmental decision-making. The Company may encounter similar or additional regulatory requirements as it expands into additional foreign markets.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent in part on its ability to hire and retain qualified managerial personnel. Although the Company to date has been able to hire and retain such personnel, there can be no assurance that the Company will be successful in recruiting and retaining such personnel in the future. There are no employment agreements between the Company and any of its employees.



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